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                                                                    Exhibit 99.2

Fresh Foods Authorizes $1.8 Million In Loan Programs To Fund
Management Stock Purchases

        CLAREMONT, N.C., Feb. 5 /PRNewswire/ -- Fresh Foods, Inc. (NASDAQ: FOOD) announced today the adoption of two company-funded stock purchase loan programs. These programs will offer selected members of management, including directors, 5-year unsecured loans to fund individual purchases of Fresh Foods common stock, up to a maximum aggregate principal amount of $1.8 million. Implementation is subject to compliance with SEC registration requirements and receipt of acceptances from individuals who are invited to participate. The Company expects the programs to commence as soon as Wednesday, February 10, 1999. BancBoston Robertson Stephens Inc. will be engaged to execute the programs.

         David R. Clark, the Company's president and chief operating officer, said "The company's board and senior officers are enthusiastic about the company's future prospects and are eager to increase their equity stakes in Fresh Foods. It is in the company's best interest to encourage these investments, particularly given the currently prevailing market prices for Fresh Foods common stock." Fresh Foods common stock traded as high as $29.00 per share to close out 1997 before declining in 1998. The last sale price of Fresh Foods common stock on Nasdaq on Thursday was $5.75 per share. There were 5,914,809 shares outstanding at January 19, 1999. Clark added, "In view of the company's decision to offer further incentives to its senior management, the company is temporarily suspending its previously announced stock repurchase program in favor of these new programs." The company's stock repurchase program may be resumed in the future without public notice.

        Fresh Foods, Inc. is the parent company of several wholly owned subsidiaries, principally Pierre Foods, LLC, which operates food processing facilities in Cincinnati, Ohio and Claremont, North Carolina, and Claremont Restaurant Group, LLC, which is responsible for the Company's restaurant activities.

         The Company's food products include numerous fully cooked meat products as well as packaged microwaveable sandwiches for the foodservice, vending, convenience store and other home meal replacement markets. Fresh Foods sells it high-quality, value-added products under the Pierre(R), Fast Choice(R) and Mom 'n' Pop's(R) brand names, which are widely recognized in the food industry. It also sells a variety of sandwiches under several national restaurant brands.

         Fresh Foods owns and operates 48 Sagebrush(R) restaurants. In addition, the company owns and operates 13 Western Steer(R) and five Prime Sirloin(R) locations and one Bennett's(TM) restaurant. A total of 36 franchised locations operate under the Western Steer, Prime Sirloin and Bennett's concepts.

CONTACT: James E. ("Jamie") Harris, Executive Vice President and Chief Financial Officer, Fresh Foods, Inc., (828) 459-7626